EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Woongjin Energy CO., Ltd.

We have not audited the accompanying financial statements of Woongjin Energy Co., Ltd. (the “Company”) for the year ended December 31, 2010 which is presented only for comparative purposes.

We have audited the accompanying statements of financial position of the Company as of December 31, 2009, and the related statements of income, appropriations of retained earnings, changes in shareholders' equity and cash flows for the year then ended, expressed in Korean won.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woongjin Energy Co., Ltd. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Accounting principles generally accepted in the Republic of Korea vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 26 to the financial statements.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
June 21, 2010

Woongjin Energy Co., Ltd.
Statements of Financial Position
December 31, 2010 (unaudited) and 2009

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2010 (unaudited)		2009		2010 (unaudited)
Assets
Current assets
Cash and cash equivalents	₩	70,336,812	₩	9,215,103	$61,759
(Government grants) (Notes 5, 22 and 26)		(1,149,478)		(773,871)	(1,009)
Short-term financial instruments		300,000		25,500,000	263
Accounts receivable, less allowance for doubtful accounts of ₩ 107,285 thousand and ₩ 192,238 thousand, respectively (Notes 17 and 20)		29,512,705		19,031,586	25,913
Other receivables, less allowance for doubtful accounts of ₩ 160,381 thousand and ₩ 154,749 thousand, respectively (Notes 17 and 20)		19,921,135		15,849,220	17,492
Advanced payments (Note 9)		12,877,004		1,623,014	11,307
Short-term deposits (Notes 14 and 17)		7,709,980		14,182,606	6,770
Current portion of deferred tax assets (Note 13)		—		338,765	—
Current portion of derivatives assets (Note 10)		7,078,667		—	6,215
Inventories, net (Notes 3 and 5)		27,387,132		8,990,458	24,047
Others		270,825		472,751	238
Total current assets		174,244,782		94,429,632	152,995
Available-for-sale securities (Note 4)		671,224		625,630	589
Property, plant and equipment, net (Notes 2, 5 and 7)		265,193,278		122,221,272	232,850
Intangible assets, net (Notes 6 and 9)		901,108		574,179	791
Guarantee deposits		195,236		194,881	171
Deferred tax assets (Note 13)		185,165		162,460	163
Long-term advance payments (Note 9)		13,757,200		—	12,079
Memberships		907,091		—	796
Derivatives assets (Note 10)		2,643,090		—	2,321
Total assets	₩	458,698,174	₩	218,208,054	$402,755

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Financial Position
December 31, 2010 (unaudited) and 2009

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2010 (unaudited)		2009		2010 (unaudited)
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable (Notes 17 and 20)	₩	5,986,272	₩	996,002	$5,256
Other payables (Notes 17 and 20)		44,333,863		23,492,005	38,927
Short-term borrowings (Notes 7 and 20)		19,488,152		—	17,111
Income taxes payable (Note 13)		6,678,225		6,362,095	5,864
Current portion of derivatives liabilities (Note 10)		169,326		805,357	149
Current portion of deferred tax liabilities (Note 13)		1,973,771		—	1,733
Current portion of long-term borrowings (Note 7)		18,831,184		10,312,500	16,535
Others		1,138,916		643,765	1,000
Total current liabilities		98,599,709		42,611,724	86,575
Long-term borrowings (Notes 5, 7 and 9)		60,561,295		78,245,479	53,175
Derivatives liabilities (Note 10)		107,587		170,150	94
Accrued severance benefits, net (Note 8)		531,407		285,277	467
Total liabilities		159,799,998		121,312,630	140,311
Commitments and contingencies (Note 9)
Shareholders' equity
Capital stock
Common stock (Note 11)		31,000,000		23,060,000	27,219
Capital surplus (Notes 11)		142,421,075		1,500,665	125,051
Capital adjustments, net (Note 12)		422,664		343,083	371
Accumulated other comprehensive income (loss) (Notes 4, 10 and 16)		4,998,129		(683,756)	4,389
Retained earnings		120,056,308		72,675,432	105,414
Total shareholders' equity		298,898,176		96,895,424	262,444
Total liabilities and shareholders' equity	₩	458,698,174	₩	218,208,054	$402,755

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Income
Years Ended December 31, 2010 (unaudited) and 2009

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2010 (unaudited)		2009		2010 (unaudited)
Sales (Notes 14 and 17)	₩	160,346,575	₩	118,893,615	140,791
Cost of sales (Notes 15 and 17)		94,012,675		54,554,240	82,547
Gross profit		66,333,900		64,339,375	58,244
Selling and administrative expenses (Notes 12, 19 and 21)		8,905,312		7,855,920	7,819
Operating income		57,428,588		56,483,455	50,425
Non-operating income
Interest income		2,260,939		569,179	1,985
Foreign exchange gains		5,759,500		12,128,949	5,057
Gain on foreign currency translation (Note 20)		15,174		13,237	13
Reversal of allowance for doubtful accounts		84,953		—	75
Gain on valuation of derivative instruments (Note 10)		2,973,509		—	2,611
Gain on derivative transactions (Note 10)		2,456,808		—	2,157
Others		65,404		129,733	57
		13,616,287		12,841,098	11,955
Non-operating expense
Interest expense (Note 10)		4,555,597		5,560,557	4,000
Foreign exchange losses		6,904,682		13,223,142	6,063
Loss on foreign currency translation (Note 20)		369,276		63,531	324
Loss on derivative transactions (Note 10)		784,410		—	689
Donations		1,220		1,000	1
Others		162,832		321	143
		12,778,017		18,848,551	11,220
Income before income taxes		58,266,858		50,476,002	51,160
Income tax expense (Note 13)		10,885,982		9,442,747	9,558
Net income	₩	47,380,876	₩	41,033,255	41,602
Basic earnings per share (Note 18) (in Korean won)	₩	871			$0.76
Diluted earnings per share (Note 18) (in Korean won)	₩	868			$0.76

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Appropriations of Retained Earnings
Years Ended December 31, 2010 (unaudited) and 2009
(Dates of appropriations: March 25, 2011 and February 26, 2010 for the years ended December 31, 2010 and 2009 respectively)

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2010 (unaudited)		2009		2010 (unaudited)
Retained earnings before appropriations
Unappropriated retained earnings carried over from prior year	₩	72,675,432	₩	31,642,177	$63,812
Net income		47,380,876		41,033,255	41,602
		120,056,308		72,675,432	105,414
Appropriation of retained earnings
Amortization of discounts on stock issuances		—		—	—

Unappropriated retained earnings (deficit) carried forward to subsequent year	₩	120,056,308	₩	72,675,432	$105,414

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Changes in Shareholders' Equity
Years Ended December 31, 2010 (unaudited) and 2009

	Thousands of Korean won
	Capital stock		Capital surplus		Capital adjustments		Accumulated other comprehensive income (loss)		Retained earnings			Total
Balances at January 1, 2009	₩	23,060,000	₩	—	₩	(146,410)	₩	(1,781,256)	₩	31,788,587	₩	52,920,921
Amortization of discounts on stock issuances		—		—		146,410		—		(146,410)		—
Stock option compensation		—		1,500,665		343,083		—		—		1,843,748
Unrealized gain on available-for-sale securities		—		—		—		12,446		—		12,446
Unrealized loss on derivatives		—		—		—		1,085,054		—		1,085,054
Net income		—		—		—		—		41,033,255		41,033,255
Balances at December 31, 2009	₩	23,060,000	₩	1,500,665	₩	343,083	₩	(683,756)	₩	72,675,432	₩	96,895,424

Balances at January 1, 2010 (unaudited)	₩	23,060,000	₩	1,500,665	₩	343,083	₩	(683,756)	₩	72,675,432	₩	96,895,424
Stock issuance		7,940,000		140,829,690		—		—		—		148,769,690
Stock option compensation		—		90,720		79,581		—		—		170,301
Unrealized gain on available-for sale securities		—		—		—		37,179		—		37,179
Unrealized loss on derivatives		—		—		—		529,535		—		529,535
Unrealized gain on derivatives		—		—		—		5,115,171		—		5,115,171
Net income		—		—		—		—		47,380,876		47,380,876
Balances at December 31, 2010 (unaudited)	₩	31,000,000	₩	142,421,075	₩	422,664	₩	4,998,129	₩	120,056,308	₩	298,898,176

	Thousands of U.S. Dollars (Note 1)
	Capital stock	Capital surplus	Capital adjustments	Accumulated other comprehensive income (loss)	Retained earnings	Total
Balances at January 1, 2010 (unaudited)	$20,247	$1,317	$301	$(600)	$63,812	$85,077
Stock issuance	6,972	123,654	—	—	—	130,626
Stock option compensation	—	80	70	—	—	150
Unrealized gain on available-for sale securities	—	—	—	33	—	33
Unrealized loss on derivatives	—	—	—	465	—	465
Unrealized gain on derivatives	—	—	—	4,491	—	4,491
Net income	—	—	—	—	41,602	41,602
Balances at December 31, 2010 (unaudited)	$27,219	$125,051	$371	$4,389	$105,414	$262,444

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Cash Flows
Years Ended December 31, 2010 (unaudited) and 2009

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2010 (unaudited)		2009		2010 (unaudited)
Cash flows from operating activities
Net income (loss)	₩	47,380,876	₩	41,033,255	$41,602
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation		14,967,560		12,434,892	13,142
Amortization of intangible assets		190,903		180,132	168
Provision for severance benefits		700,797		675,779	615
Bad debt expense, net		(79,320)		84,992	(70)
Fees and commissions		—		2,592	—
Loss(gain) on foreign currency translation, net		248,925		50,294	219
Gain on valuation of derivative instruments		(2,973,509)		—	(2,611)
Loss on valuation of inventories		172,830		50,015	152
Stock based compensation expense		170,302		1,843,747	150
		13,398,488		15,322,443	11,765
Changes in operating assets and liabilities
Increase in accounts receivable		(10,402,465)		(5,130,645)	(9,134)
Increase in other receivables		(4,081,925)		(432,553)	(3,584)
Increase in advance payments		(11,253,990)		(1,158,657)	(9,881)
Decrease (increase) in short-term deposits		6,472,626		(4,271,737)	5,683
Decrease (increase) in other current assets		99,704		(146,482)	87
Increase in inventories		(18,569,504)		(346,166)	(16,305)
Decrease (increase) in deferred tax assets		316,060		995,611	277
Increase in long-term advance payments		(13,757,201)		—	(12,079)
Increase in accounts payable		4,905,914		186,784	4,308
Increase (decrease) in other payables		11,912,861		(9,079,644)	10,460
Increase (decrease) in accrued expenses		(595)		374,428	(1)
Increase in income taxes payable		316,130		2,161,398	278
Increase (decrease) in withholdings		495,218		(293,205)	435
Increase in other long-term payables		—		(134,780)	—
Increase in current portion of deferred tax liabilities		163,222		—	143
Increase in accrued severance benefits		(454,667)		(509,215)	(399)
		(33,838,612)		(17,784,863)	(29,712)
Net cash provided by operating activities	₩	26,940,752	₩	38,570,835	$23,655

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Cash Flows
Years Ended December 31, 2010 (unaudited) and 2009

	Thousands of Korean won				Thousands of U.S. Dollars (Note 1)
	2010 (unaudited)		2009		2010 (unaudited)
Cash flows from investing activities
Decrease (increase) in short-term financial instruments, net	₩	25,200,000	₩	(14,500,000)	$22,127
Decrease in short-term loans receivable, net		102,222		6,666	90
Proceeds from disposal of property, plant and equipment		—		16,863	—
Increase in guarantee deposits, net		(355)		(4,881)	—
Acquisition of property, plant and equipment		(149,932,059)		(23,867,628)	(131,646)
Acquisition of intangible assets		(517,831)		(103,517)	(455)
Acquisition of memberships		(907,091)		—	(796)
Net cash used in investing activities		(126,055,114)		(38,452,497)	(110,680)

Cash flows from financing activities
Proceeds from issuance of short-term borrowings		19,381,881		7,444,140	17,018
Proceeds from issuance of long-term borrowings		1,972,000		8,203,543	1,731
Payment of short-term borrowings		—		(8,785,394)	—
Payment of current portion of long-term borrowings		(10,312,500)		—	(9,055)
Payment of long-term borrowings		(825,000)		(2,467,021)	(724)
Stock issuances		148,769,690		—	130,626
Receipts of government grants		1,250,000		1,050,000	1,098
Net cash provided by financing activities		160,236,071		5,445,268	140,694
Net increase in cash and cash equivalents		61,121,709		5,563,606	53,669
Cash and cash equivalents
Beginning of the year		9,215,103		3,651,497	8,090
End of the year	₩	70,336,812	₩	9,215,103	$61,759

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

1.     NATURE OF OPERATIONS AND BASIS OF PRESENTING FINANCIAL STATEMENTS

Woongjin Energy Co., Ltd. (the “Company”) was established on November 17, 2006, under the joint venture agreement dated September 29, 2006, between Woongjin Coway Co., Ltd. and SunPower Corporation (together with its subsidiaries, “SunPower”). The Company is mainly engaged in manufacture, sales and distribution of silicon ingots. In 2007, Woongjin Holdings Co., Ltd. took over the Company's shares from Woongjin Coway Co., Ltd.

The financial statements as of and for the year ended December 31, 2010 are unaudited. Those unaudited financial statements include all adjustments of a normal recurring nature necessary to present fairly the Company's financial position, results of operations and cash flows for the year presented.

As of December 31, 2010, the Company's headquarters and manufacturing facilities are located in Dae-jeon, South Korea.

The Company changed the par value per share from ₩ 5,000 to ₩ 500 by stock split as approved by the shareholders meeting on January 14, 2010, and the Company listed its shares on the Korea Stock Exchange on June 30, 2010. As of December 31, 2010 the Company's paid in capital is ₩ 31,000 million (authorized stock: 200 million shares, issued stock: 62 million shares, the par value per share: ₩ 500) (Note 11).

Shareholders	Shares	Ownership (%)
Woongjin Holdings Co., Ltd.	23,655,490	38.15%
SunPower Corporation	19,398,510	31.29%
Employee ownership	3,008,208	4.85%
CEO	760,000	1.23%
Others	15,177,792	24.48%
	62,000,000	100.00%

2.     Summary of Significant Accounting Policies

Basis of Presentation
The Company maintains its accounting records in Korean won and prepares statutory financial statements in Korean language in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices.

The accompanying financial statements have been condensed, restructured and translated into English from the Korean language financial statements. The translations of Korean Won amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ₩ 1,138.9 to $1, the approximate rate of exchange at December 31, 2010. Such translations should not be construed as representations that the Korean Won amounts could be converted into U.S. dollars at that or any other rate.

The following is a summary of significant accounting policies followed by the Company in the preparation of its financial statements. These policies have been consistently applied to all the years presented, unless otherwise stated.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Revenue Recognition
Revenues from the sale of goods are recognized when the significant risks and rewards of ownership of goods are transferred to the buyer. In those cases where the Company is not the primary obligor or merchant of record and/or does not have credit risk, or where it earns a fixed manufacturing service fee, the Company records revenue under the net method. When the Company records revenues at net, revenue is recorded at the net amount received and retained by the Company.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and in banks, and financial instruments with maturity of three months or less at the time of purchase. These financial instruments are readily convertible into cash without significant transaction costs and bear low risks from changes in value due to interest rate fluctuations.

Allowance for Doubtful Accounts
The Company provides an allowance for doubtful accounts and notes receivable. Allowances are calculated based on the estimates made through a reasonable and objective method.

Inventories
The quantities of inventories are determined using the perpetual method and periodic inventory count, while the costs of inventories are determined using the moving-weighted average method. Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expense. Replacement cost is used for the estimate of net realizable value of raw materials. If, however, the circumstances which caused the valuation loss cease to exist, the valuation loss is reversed, but not exceeding the original carrying amount before valuation. The said reversal is deducted from cost of sales.

Investments in Securities
Costs of securities are determined using the moving-weighted average method.
Investments in equity securities or debt securities are classified into trading securities, available-for-sale securities and held-to-maturity securities, depending on the acquisition and holding purpose. Investments in equity securities of companies, over which the Company exercises a significant control or influence, are recorded using the equity method of accounting. Trading securities are classified as current assets while available-for-sale securities and held-to-maturity securities are classified as long-term investments, excluding those securities that mature or are certain to be disposed of within one year, which are then classified as current assets.

Held-to-maturity securities are measured at amortized cost while available-for-sale and trading securities are measured at fair value. However, non-marketable securities, classified as available-for-sale securities, are carried at cost when the fair values are not readily determinable.

Gains and losses related to trading securities are recognized in the income statement, while unrealized gains and losses of available-for-sale securities are recognized under other comprehensive income and expense. Realized gains and losses on available-for-sale securities are recognized in the income statement.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Property, Plant and Equipment
Property, plant and equipment are stated at cost, which includes acquisition cost, production cost and other costs required to prepare the asset for its intended use. It also includes the present value of the estimated cost of dismantling and removing the asset, and restoring the site after the termination of the asset's useful life, provided it meets the criteria for recognition of provisions.

Property, plant and equipment are stated net of accumulated depreciation calculated and computed using a straight-line method, based on the following estimated useful lives:

Estimated Useful Lives
Building	25 years
Structures	20 years
Machinery and equipment	8 years
Others	3~5 years

Expenditures incurred after the acquisition or completion of assets are capitalized if they enhance the value of the related assets over their recently appraised value or extend the useful life of the related assets. Routine maintenance and repairs are charged to expense as incurred.

The Company capitalizes the interest it incurs on borrowings used to finance the cost of manufacturing, acquisition, and construction of inventory and property, plant, and equipment that require more than one year to complete from the initial date of manufacture, acquisition, and construction. Interest expense was not capitalized in 2010 and 2009.

In case the capitalized financial costs are expensed as incurred, the effects to financial statements would be as follows:

	Thousands of Korean won
	When capitalized		When expensed		Variance
Buildings	₩	108,649,912	₩	107,833,286	₩	816,626
Accumulated depreciation		(4,907,499)		(4,803,041)		(104,458)
Depreciation (*1)		14,967,560		14,934,895		32,665
Interest		4,555,597		4,555,597		—
Net income (*2)		47,380,876		47,405,637		24,761

	Thousands of U.S. Dollars
	When capitalized	When expensed	Variance
Buildings	$95,399	$94,682	$717
Accumulated depreciation	(4,309)	(4,217)	(92)
Depreciation (*1)	13,142	13,113	29
Interest	4,000	4,000	—
Net income (*2)	41,602	41,624	22

1 Includes depreciation costs allocated to cost of sales.
2 Marginal tax rate was assumed for the tax effect.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Intangible Assets
Intangible assets are stated at cost, which includes acquisition cost, production cost and other costs required to prepare the asset for its intended use. Intangible assets are stated net of accumulated amortization which is determined on a straight-line method over the estimated economic useful lives of five years.

Development costs, which are individually identifiable and directly related to a new technology or to new products which carry probable future benefits, are capitalized as intangible assets.
Amortization of development costs begins at the commencement of the commercial production of the related products or use of the related technology.

Impairment of Assets
When the book value of an asset is significantly greater than its recoverable value due to obsolescence, physical damage or an abrupt decline in the market value of the asset, the said decline in value is deducted from the book value to agree with recoverable amount and is recognized as an asset impairment loss for the period. When the recoverable value subsequently exceeds the book value, the impairment amount is recognized as gain for the period to the extent that the revised book value does not exceed the book value that would have been recorded without the impairment. Reversal of impairment of goodwill is not allowed.

Translation of Assets and Liabilities Denominated in Foreign Currencies
Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the rates of exchange in effect at the date of the statement of financial position and the resulting translation gains and losses are recognized in current operations.

Accrued Severance Benefits
Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Company based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the date of statement of financial position.

The Company has a defined benefit pension plan, and accrues severance benefits for current employees and pension payables for retired employees. Pension plan assets are presented as a deduction from the total accrued severance benefits and pension payables. The excess of pension plan assets over pension plan liabilities is recorded as investment assets.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Derivatives
All derivative instruments are accounted for at their fair value according to the rights and obligations associated with the derivative contracts. The resulting changes in fair value of derivative instruments are recognized either under the income statement or shareholders' equity, depending on whether the derivative instruments qualify as a cash flow hedge. Fair value hedge accounting is applied to a derivative instrument purchased with the purpose of hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment that is attributable to a particular risk. The resulting changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized under the shareholders' equity under accumulated other comprehensive income and expense.

Government Grants
Government grants received, which are to be repaid, are recorded as liability, while grants without obligation to be repaid are offset against cost of assets purchased with such grants. Grants received for a specific purpose are offset against the specific expense for which it was granted, and other grants are recorded as a gain for the period.

Share-based Compensation
In accordance with SKFAS No. 22, Share-based payments, for equity-settled share-based payment transactions, the Company shall measure the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company shall measure their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

For cash-settled share-based payment transactions, the Company shall measure the goods or services acquired and the liability incurred at the fair value of the liability. Until the liability is settled, the Company shall remeasure the fair value of the liability at each reporting date and at the date of settlement, with any changes in fair value recognized in profit or loss for the period.

Share-based payment transactions with an option for the parties to choose between cash and equity settlement are accounted for based on the substance of the transaction.

Income Tax and Deferred Income Tax
Income tax expense includes the current income tax under the relevant income tax law and the changes in deferred tax assets or liabilities. Deferred tax assets and liabilities represent temporary differences between financial reporting and the tax bases of assets and liabilities. Deferred tax assets are recognized for temporary differences which will decrease future taxable income or operating loss to the extent that it is probable that future taxable income will be available against which the temporary differences can be utilized. Deferred tax effects applicable to items in the shareholders' equity are directly reflected in the shareholders' equity.

Provisions and Contingent Liabilities
When there is a probability that an outflow of economic benefits will occur due to a present obligation resulting from a past event, and whose amount is reasonably estimable, a corresponding amount of provision is recognized in the financial statements. However, when such outflow is dependent upon a future event, is not certain to occur, or cannot be reliably estimated, a disclosure regarding the contingent liability is made in the notes to the financial statements.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

3.     Inventories

Inventories as of December 31, 2010 and 2009, consist of the following:

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Finished goods	₩	8,721,174	₩	1,937,846	$7,658
Work-in-process		363,730		150,466	319
Raw materials		6,755,142		21,150	5,931
Stored goods		11,110,087		6,544,440	9,755
Materials in transit		1,032,296		386,571	906
		27,982,429		9,040,473	24,569
Less: Valuation allowance		(595,297)		(50,015)	(523)
	₩	27,387,132	₩	8,990,458	$24,046

4.     Available-For-Sale Securities

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Non-marketable equity securities	₩	56,358	₩	59,608	$49
Marketable government bonds		614,866		566,022	540
	₩	671,224	₩	625,630	$589

Unrealized gain from of available-for-sale securities as of December 31, 2010 and 2009, is ₩ 92,858 thousand and ₩ 55,679 thousand (net of tax effect) respectively, recorded as accumulated other comprehensive income.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

5. Property, Plant and Equipment

Changes in property, plant and equipment for the years ended December 31, 2010 and 2009, consist of the following:

	Thousands of Korean won
	Land		Buildings		Structures		Machinery		Others		Construction-in-progress		Total
Balances as of January 1, 2010 (unaudited)	₩	11,568,415	₩	31,744,072	₩	2,329,202	₩	68,526,662	₩	3,632,511	₩	4,420,410	₩	122,221,272
Acquisition		—		69,801,350		368,694		43,950,617		2,209,064		42,483,708		158,813,433
Depreciation		—		(2,130,908)		(127,284)		(11,386,738)		(1,322,630)		—		(14,967,560)
Reclassification		-		4,327,900		—		92,510		—		(4,420,410)		—
Others[1]		—		—		—		(873,867)		—		—		(873,867)
Balances as of December 31, 2010 (unaudited)	₩	11568415	₩	103,742,414	₩	2,570,612	₩	100,309,184	₩	4,518,945	₩	42,483,708	₩	265,193,278

	Thousands of U.S. Dollars
	Land	Buildings	Structures	Machinery	Others	Construction-in-progress	Total
Balances as of January 1, 2010 (unaudited)	$10,158	$27,873	$2,045	$60,169	$3,189	$3,881	$107,315
Acquisition	—	61,288	324	38,590	1,940	37,302	139,444
Depreciation	—	(1,871)	(112)	(9,998)	(1,161)	—	(13,142)
Reclassification	—	3,800	—	81	—	(3,881)	—
Others[1]	—	—	—	(767)	—	—	(767)
Balances as of December 31, 2010 (unaudited)	$10,158	$91,090	$2,257	$88,075	$3,968	$37,302	$232,850

	Thousands of Korean won
	Land		Buildings		Structures		Machinery		Others		Construction-in-progress		Total
Balances as of January1, 2009	₩	11,568,415	₩	32,863,732	₩	2,182,533	₩	59,386,696	₩	3,091,553	₩	605,678	₩	109,698,607
Acquisition		—		267440		—		15,151,487		1,630,321		8,201,301		25,250,549
Disposal		—		(1,921)		—		(14,942)		—		—		(16,863)
Depreciation		—		(1,385,179)		(123,090)		(9,912,039)		(1,014,584)		—		(12,434,892)
Transfer		—		-		269,759		4,191,589		(74,779)		(4,386,569)		-
Others[1]		—		-		—		(276,129)		—		—		(276,129)
Balances as of December 31, 2009	₩	11,568,415	₩	31,744,072	₩	2,329,202	₩	68,526,662	₩	3,632,511	₩	4,420,410	₩	122,221,272

1 Related to the variance of government grants.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Certain portions of the Company's land, buildings, and machinery are pledged as collateral for the long-term debts to Shinhan Bank up to a maximum of ₩ 123,760 million (Note 7).

As of December 31, 2010, the value of the Company's land, as determined by the local government in Korea for property tax assessment purposes, amounts to approximately ₩ 11,628,000 thousand (2009: ₩ 11,627,975 thousand).

In 2010 and 2009, the Company received government grants amounting to ₩ 550,000 thousand and ₩ 1,050,000 thousand, respectively, from the Ministry of Knowledge Economy. As of December 31, 2010, this grant was accounted for as a reduction from cash and machinery for ₩ 450,671 thousand and ₩ 1,076,152 thousand (net of accumulated depreciation), respectively. In 2010, the Company received a government grant amounting to ₩ 700,000 thousand from the Ministry of Knowledge Economy and this grant of ₩ 698,806 thousand was accounted for as a reduction from cash and cash equivalents. In 2008, the Company received a ₩ 235,300 thousand (₩ 204,916 thousand, net of accumulated depreciation) grant from Korea Electric Power Corporation as a reward for installing energy-saving equipment, and the Company recorded this grant as a reduction from structures.

As of December 31, 2010, plant, equipment and inventories are insured against general property losses for up to ₩ 170,974 million. In addition, the Company is insured against machinery breakages, business interruption and others.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

6.     Intangible Assets

Intangible assets as of December 31, 2010 and 2009, are as follows:

	Thousands of Korean won
	Computer Software		Other Intangibles		Total
Balances as of January 1, 2010 (unaudited)	₩	398,088	₩	176,091	₩	574,179
Acquisition		18,950		498,881		517,831
Amortization		(126,902)		(64,000)		(190,902)
Balances as of December 31, 2010 (unaudited)	₩	290,136	₩	610,972	₩	901,108

	Thousands of U.S. Dollars
	Computer Software	Other Intangibles	Total
Balances as of January 1, 2010 (unaudited)	$350	$155	$504
Acquisition	17	438	455
Amortization	(111)	(56)	(168)
Balances as of December 31, 2010 (unaudited)	$256	$537	$791

	Thousands of Korean won
	Computer Software		Other Intangibles		Total
Balances as of January 1, 2009	₩	418,719	₩	234,667	₩	653,386
Acquisition		98,093		5,424		103,517
Disposal		(2,592)		—		(2,592)
Amortization		(116,132)		(64,000)		(180,132)
Balances as of December 31, 2009	₩	398,088	₩	176,091	₩	574,179

The Company's significant intangible assets include the following:

	Thousands of Korean won			Thousands of U.S. Dollars
	2010 (unaudited)	2009	Residual Amortization	2010 (unaudited)
Production Information System	₩ 126,883	₩ 193,083	2 years	$111
Ingot IP License	106,667	170,667	1.75 years	$94

The Company did not recognize general development costs as expenses in 2010 (2009: ₩ 667,941 thousand).

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

7.     Borrowings

The Company's short-term borrowings are as follows:

				Thousands of Korean won			Thousands of U.S. Dollars
	Bank	Interest rate		2010 (unaudited)		2009	2010 (unaudited)
General loans	Citibank	Libor+2.5%	₩	19,488,152	₩	—	$17,111

The Company's long-term borrowings are as follows:

				Thousands of Korean won			Thousands of U.S. Dollars
	Bank	Interest rate		2010 (unaudited)		2009	2010 (unaudited)
General	Shinhan	CD+1.35%	₩	46,687,500	₩	57,000,000	$40,994
loans	Bank	CD+2.1%		24,432,979		24,432,979	21,453
Development	Shinhan	Variable		6,300,000		6,300,000	5,532
loans	Bank	Variable		1,972,000		825,000	1,731
				79,392,479		88,557,979	69,710
Less: Current portion of long-term borrowings				(18,831,184)		(10,312,500)	(16,535)
			₩	60,561,295	₩	78,245,479	$53,175

The payment schedule of long-term borrowings is as follows:

	Long-term borrowings
	Thousands of Korean won		Thousands of U.S. Dollars
2012	₩	20,358,245	$17,875
2013		20,499,245	17,999
2014		10,440,144	9,167
Thereafter		9,263,661	8,134
	₩	60,561,295	$53,175

The long-term borrowings above are secured by property, plant and equipment (Note 5).

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

8.     Accrued Severance Benefits

	2010
	(unaudited)
	Thousands of Korean won		Thousands of U.S. Dollars
Balance at the beginning of the year	₩	1,070,827	$940
Increase		700,797	615
Payment		172,749	152
		1,598,875	1,403
Less: Deposits for severance benefits		(27,447)	(24)
Pension plan assets		(1,040,021)	(912)
Balance at the end of year	₩	531,407	$467

	2009
	Thousands of Korean won
Balance at the beginning of the year	₩	405,578
Increase		675,779
Payment		10,530
		1,070,827
Less: Deposits for severance benefits		(27,447)
Pension plan assets		(758,103)
Balance at the end of year	₩	285,277

As of December 31, 2010 and 2009, Shinhan Bank manages and administers the Company's pension plan assets, which mainly consist of time deposits.

9.     Commitments and Contingencies

As of December 31, 2010, the Company has general loan agreement for up to ₩ 71,120 million and facility loan agreement for up to ₩ 8,272 million with Shinhan Bank. The Company also has two credit agreements with Korea Exchange Bank which provide for a general line of credit up to ₩ 8,000 million and a letter of credit facility up to USD 7,200,000 (realized: JPY 9,167,500) to fund international raw material purchases.

As of December 31, 2010, related to general loans of Employee Stock Purchase Plan, the Company has provided guarantees of ₩ 109 million and ₩ 14,028 million to Shinhan Bank and Woori Bank respectively.

As of December 31, 2010, the Company has entered into Polysilicon Supply Agreement with SunPower Philippines Manufacturing, Ltd. and Ingot Supply Agreement with SunPower Corporation, under which SunPower delivers polysilicon to the Company for its manufacturing of ingots, which in turn are sold back to SunPower. The Company and SunPower amended said agreements by which the term of the agreements was extended until July 2016.

The Company has entered into Ingot Plant License Agreement with SunPower Corporation, under which SunPower granted to the Company certain rights under its intellectual property relating to the manufacture and supply of ingots. As a consideration for this agreement, the Company paid ₩ 320 million and recorded the payment as other intangible assets, and has amortized it on a straight-line basis over five years.

As of December 31, 2010, the Company has entered into Polysilicon Supply Agreement with Wacker Chemie AG until December 2016, for which the Company prepaid ₩ 14,849 million.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

10.     Derivative Instruments

As of December 31, 2010, the Company has three interest rate swap contracts to manage the exposures to fluctuations in cash flows incurred by variable-interest borrowings, and has 51 forward contracts (including 17 trading-purpose transactions) amounting to USD 151,500 thousand (including USD 58,000 thousand of trading-purpose transactions) to manage exposures to exchange rate fluctuations in foreign currency sales.

Gains (losses) on valuation of derivative instruments for the year ended December 31, 2010 and 2009, are as follows:

		Gain (loss) on valuation of derivatives				Other cumulative comprehensive income (loss) [1]
		Thousands of Korean won			Thousands of U.S. Dollars	Thousands of Korean won				Thousands of U.S. Dollars
		2010 (unaudited)		2009	2010 (unaudited)	2010 (unaudited)		2009		2010 (unaudited)
Interest rate swap	₩	—	₩	—	$—	₩	(18,693)	₩	(975,507)	$(16)
Forward contract		579,701		—	509		6,490,027		—	5,699
Forward contract (trading-purpose)		2,393,808		—	2,102		—		—	—
	₩	2,973,509	₩	—	$2,611	₩	6,471,334	₩	(975,507)	$5,683

1 Before deducting income tax effect

Transactions in cash flow hedge are interest rate swap contracts and forward contracts to manage the exposures to fluctuations in cash flows incurred by variable-interest borrowings and exchange rate fluctuations in foreign currency sales. In other words, trading-purpose transactions have forward contracts to obtain gains by expecting exchange rate fluctuations. The Company applies cash flow hedge accounting and is exposed to fluctuations in cash flows up to May 2012.

The Company expects ₩ 4,919,314 thousand and ₩ 169,326 thousand from the total other cumulative comprehensive income (loss) that would be realized as gain and loss, respectively, within 12 months after December 31, 2010. In 2010, the Company recognized ₩ 2,456,807 thousand in gain on derivative transactions and ₩ 80,290 thousand of loss on derivative transactions represented as interest expenses. The Company entered into new contracts of interest rate swap after canceling all prior contracts of interest rate swap, and this resulted to ₩ 784,410 thousand loss on derivative transactions.

11.     Shareholder's Equity

The Company is authorized to issue 200 million (2009: 8 million) shares with the par value per share of ₩ 500 (2009: ₩ 5,000). As of December 31, 2010, the Company has issued 62,000 thousand shares (2009: 4,612 thousand shares) of common stock.

The Company changed the par value per share from ₩ 5,000 to ₩ 500 through a stock split as approved by the shareholders on January 14, 2010 (the reference date: February 16, 2010), and the Company had an agreement to issue 15,880 thousand new shares to Daishin Securities. After subscription and registration of new shares, the capital stock and capital surplus increased by ₩ 7,940 million and ₩140,830 million, respectively. The Company listed its shares on the Korea Stock Exchange on June 30, 2010 (Note 1).

As of December 31, 2010, the Company's capital surplus represents the share-based compensation for the grants to its employees from Woongjin Holdings Co., Ltd., the Company's Parent Company. As of December 31, 2010, the accumulated expenses related to the transactions with Parent Company amounted to ₩1,591,385 thousand (manufacturing costs: ₩187,489

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

thousand and selling and administrative expenses: ₩1,403,896 thousand). There is no unrecognized share-based compensation cost as of December 31, 2010 (Note 12).

12.     Share-based compensation

As of December 31, 2010, the Company has five share-based compensation agreements as follows:

	Stock options(1st)	Stock options(2nd)
Grant date	March 20, 2007	March 24, 2009
Grantee	Executives	Executives
Settlement method	Issuance of shares	Issuance of shares
Number of Shares (Common stock)	93,120 shares	240,000 shares
Exercise Price (per share)	₩ 500 ($ 0.4)	₩ 2,520 ($ 2)
Authority	Shareholders' meeting	Shareholders' meeting

The numbers and exercise prices above are subject to change due to Company's stock issuance, stock dividends, stock split or stock mergers. As the Company changed the par value per share from ₩ 5,000 to ₩ 500 through a stock split as approved by the shareholders on January 13, 2010, and the numbers and exercise prices were adjusted.

The exercisable periods for the stock options granted by the Company are as follows:

Exercisable period
1st Stock Option	From March 20, 2010 to March 19, 2014
2nd Stock Option	From March 24, 2012 to March 23, 2016

Vesting conditions for the Company's share-based compensations are as follows:

Vesting condition
1st Stock Option	2 years of service from the grant date
2nd Stock Option	3 years of service from the grant date

The assumptions used to measure fair value of stock options granted by the Company are as follows:

Estimate method: Black-Scholes option pricing model

	1st Stock Option	2nd Stock Option
Fair value of underlying common stocks	₩ 34,243 ($30) per share	₩ 20,326 ($18) per share
Risk-free interest rate (yield of Korean treasury bonds with 5-year maturity)	4.8%	4.43%
Expected term	5 years	5 years
Volatility	50.58%	58.61%
Expected dividend yield ratio	—	—
Fair value of stock options	₩ 30,434 ($27) per unit	₩ 9,948 ($9) per unit

Fair value of underlying stocks was measured using commonly adopted fair valuation models such as discounted cash flow method.

Volatility of stock price was calculated and based on the historical stock price records (for the same length of time as the expected term) of the domestic listed companies similar to the Company.

The fair value of common stock and stock option was measured based on the prior par value of ₩ 5,000 per share.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Changes in stock options for the years ended December 31, 2010 and 2009, are as follows:

	2010 (unaudited)			2009
	Stock options		Weighted-Avg. Exercise Price	Stock options		Weighted-Avg. Exercise Price
Beginning	333,120	₩	1,955 ($ 2)	93,120	₩	500
Granted	—		—	240,000		2,520
Expired	—		—	—		—
Exercised	—		—	—		—
Outstanding	333,120		1,955 ($ 2)	333,120		1,955
Exercisable	93,120		500 ($ 0.4)	—		—

As the Company changed the par value per share from ₩ 5,000 to ₩ 500 through a stock split as approved by the shareholders on January 13, 2010, and the numbers and exercise prices of 2009 were adjusted.

As of December 31, 2010, the accumulated expenses related to the Company's share-based compensation is ₩ 422,664 thousand of capital adjustment (manufacturing costs: ₩141,698 thousand and selling and administrative expenses: ₩ 280,966 thousand). The total unrecognized share-based compensation cost as of December 31, 2010, is ₩ 99,489 thousand (Note 12).

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

13.     Income taxes

Income tax expense for the years ended December 31, 2010 and 2009, consists of the following:

	Thousands of Korean Won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)
Current income taxes	₩	10,298,596	₩	8,447,137	$9,043
Changes in deferred income taxes related to temporary differences		2,289,831		140,110	2,011
Additional income taxes		108,105		—	95
Changes in deferred income taxes related to tax credit carry forward		—		1,167,207	—
Total income tax effect		12,696,532		9,754,454	11,149
Deferred income taxes added to or deducted from capital[1]		(1,810,550)		(311,707)	(1,590)
Income tax expense	₩	10,885,982	₩	9,442,747	$9,559

	Thousands of Korean Won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)
Gain on valuation of available-for-sale securities	₩	8,415	₩	5,582	$7
Loss on valuation of derivatives		169,060		306,125	148
Gain on valuation of derivatives		1,633,075		—	1,434
	₩	1,810,550	₩	311,707	$1,589

The reconciliation between net income before tax and income tax expense for the years ended December 31, 2010 and 2009, follows:

	Thousands of Korean Won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)
Net income before income taxes	₩	58,266,858	₩	50,476,003	$51,161
Income tax based on statutory tax rate (24.15%)		14,071,446		12,190,993	12,355
Adjustments:
Non-deductible expense of ₩ 428,679 thousand (2009: ₩ 3,312,297 thousand)		103,526		460,792	91
Tax credit		(3,315,274)		(3,204,846)	(2,911)
Others (Tax rate changes, etc.)		26,285		(4,192)	23
Income tax expenses	₩	10,885,982	₩	9,442,747	$9,558
Effective tax rate		18.68%		18.71%	18.68%

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Changes in the temporary differences and related deferred tax assets and liabilities for the years ended December 31, 2010 and 2009, are as follows:

		Thousands of Korean Won
		2010 (unaudited)
		Temporary differences								Deferred tax assets (liabilities)
		Beginning		Increase		Decrease		Ending		Beginning		Ending

Accrued Severance benefits	₩	749,579	₩	407,260	₩	138,972	₩	1,017,867	₩	181,398	₩	223,931
Severance insurance		(749,579)		(456,860)		(138,972)		(1,067,467)		(181,398)		(234,843)
Depreciation		574,650		435,661		—		1,010,311		139,065		222,268
Government grants		1,255,046		1,387,571		212,072		2,430,545		303,721		534,719
Temporary allowance for grants		(1,255,046)		(1,387,571)		(212,072)		(2,430,545)		(303,721)		(534,719)
Loss on foreign exchange translation		63,531		369,276		63,531		369,276		15,374		89,365
Gain on foreign exchange translation		(13,237)		(15,174)		(13,237)		(15,174)		(3,203)		(3,672)
Gain on valuation of available-for-sale securities		(73,455)		(45,594)		—		(119,049)		(17,776)		(26,191)
Gain on valuation of derivatives (income)		—		(2,973,510)		—		(2,973,510)		—		(719,589)
Gain on valuation of derivatives (equity)		—		(6,748,246)		—		(6,748,246)		—		(1,633,075)
Loss on valuation of derivatives (equity)		975,507		—		698,595		276,912		236,073		67,013
Accrued income		(232,329)		(14,680)		(232,329)		(14,680)		(56,224)		(3,553)
Loss on valuation of inventories		422,467		595,298		422,467		595,298		102,237		144,061
Allowance for sales returns		354,042		—		—		354,042		85,679		85,679
Total	₩	2,071,176	₩	(8,446,569)	₩	939,027	₩	(7,314,420)	₩	501,225	₩	(1,788,606)

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

	Thousands of Korean Won
	2010 (unaudited)
	Temporary differences				Deferred tax assets (liabilities)
	Beginning	Increase	Decrease	Ending	Beginning	Ending

Accrued Severance benefits	$658	$358	$122	$894	$159	$197
Severance insurance	(658)	(401)	(122)	(937)	(159)	(206)
Depreciation	505	383	—	887	122	195
Government grants	1,102	1,218	186	2,134	267	470
Temporary allowance for grants	(1,102)	(1,218)	(186)	(2,134)	(267)	(470)
Loss on foreign exchange translation	56	324	56	324	13	78
Gain on foreign exchange translation	(12)	(13)	(12)	(13)	(3)	(3)
Gain on valuation of available-for-sale securities	(64)	(40)	—	(105)	(16)	(23)
Gain on valuation of derivatives (income)	—	(2,611)	—	(2,611)	—	(632)
Gain on valuation of derivatives (equity)	—	(5,925)	—	(5,925)	—	(1,434)
Loss on valuation of derivatives (equity)	857	—	613	243	207	59
Accrued income	(204)	(13)	(204)	(13)	(49)	(3)
Loss on valuation of inventories	371	523	371	523	90	126
Allowance for sales returns	311	—	—	311	75	75
Total	$1,820	$7,415	$824	$(6,422)	$439	$(1,571)

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

		Thousands of Korean Won
		2009
		Temporary differences								Deferred tax assets (liabilities)
		Beginning		Increase		Decrease		Ending		Beginning		Ending

Accrued Severance benefits	₩	263,628	₩	485,951	₩	—	₩	749,579	₩	57,998		181,398
Severance insurance		(263,628)		(485,951)		-		(749,579)		(57,998)		(181,398)
Depreciation		232,132		395,376		52,858		574,650		51,069		139,065
Government grants		228,446		1,050,000		23400		1,255,046		50,258		303,721
Temporary allowance for grants		(228,446)		(1,050,000)		(23,400)		(1,255,046)		(50,258)		(303,721)
Loss on foreign exchange translation		2,644,194		63,531		2,644,194		63,531		639,895		15,374
Gain on foreign exchange translation		(2,277,335)		(13,237)		(2,277,335)		(13,237)		(551,115)		(3,203)
Gain on valuation of available-for-sale securities		(55,427)		(18,028)		-		(73,455)		(12,194)		(17,776)
Derivatives liability		2,366,687		—		1,391,180		975,507		542,198		236,073
Accrued income		(117,840)		(232,329)		(117,840)		(232,329)		(28,517)		(56,224)
Loss on valuation of inventories		—		422,467		—		422,467		—		102,237
Allowance for sales return		—		354,042		-		354,042		—		85,679
Subtotal	₩	2,792,411	₩	971,822	₩	1,693,057	₩	2,071,176	₩	641,336	₩	501,225
Tax credit carry forward	₩	1,459,009	₩	—	₩	1,459,009	₩	—	₩	1,167,207	₩	—
Total									₩	1,808,543	₩	501,225

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

The gross balances of deferred tax assets and liabilities are as follows:

	Thousands of Korean won								Thousands of U.S. Dollars
	2010 (unaudited)				2009				2010 (unaudited)
	Deferred tax assets		Deferred tax liabilities		Deferred tax assets		Deferred tax liabilities		Deferred tax assets	Deferred tax liabilities

Current	₩	386,118	₩	(2,359,889)	₩	398,192	₩	(59,427)	$339	$(2,072)
Non-current		980,918		(795,753)		665,355		(502,895)	861	(699)

Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the period during which the temporary differences reverse, the outlook of the Korean economic environment, and the overall future industry outlook. Management periodically considers these factors in reaching its conclusion and recognized the deferred income tax asset since all the future (deductible) tax benefits are determined to be realizable as of December 31, 2010.

14.     Sales

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Sales - finished goods (including manufacturing service)	₩	153,644,845	₩	113,016,015	$134,906
Sales - others		6,701,730		5,877,600	5,885
Total sales	₩	160,346,575	₩	118,893,615	$140,791

Sales related to outsourced manufacturing services (manufacture of ingots using customer- procured polycrystalline silicon) are as follows:

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Gross amount	₩	215,370,969	₩	200,456,805	$189,104
Net revenue		121,484,755		112,854,662	106,669

Related to above, the Company accounted ₩ 7,709,980 thousand of the unprocessed raw materials (poly-silicon) provided by customers for short-term deposits (2009: ₩ 14,167,192 thousand).

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

15.     Cost of Sales

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Inventory beginning	₩	1,887,830	₩	227,875	$1,658
Manufacturing cost for the year		93,235,790		50,792,057	81,865
Transfer from other accounts		8,078,554		4,680,834	7,093
Transfer to other accounts		(4,969,503)		(3,021,787)	(4,363)
Inventory, ending		(8,671,159)		(1,887,830)	(7,614)
Cost of finished goods sold		89,561,512		50,791,149	78,639
Cost of other sales		4,451,163		3,763,091	3,908
Cost of sales	₩	94,012,675	₩	54,554,240	$82,547

16.     Comprehensive Income

The Company's comprehensive income for the years ended December 31, 2010 and 2009, consists of the following:

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Net income	₩	47,380,876	₩	41,033,255	$41,602
Other comprehensive income and expense
Gain on valuation of available-for-sale securities, net of tax effect of ₩ 8,415 thousand in 2010 and ₩ 5,582 thousand in 2009		37,179		12,445	33
Loss on valuation of derivatives instruments, net of tax effect of ₩169,060 thousand in 2010, ₩ 306,125 thousand in 2009		529,535		1,085,055	465
Gain on valuation of derivatives instruments, net of tax effect of ₩ 1,633,075 thousand in 2010		5,115,171		—	4,491
Comprehensive income	₩	53,062,761	₩	42,130,755	$46,591

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

17.     Related Party Transactions

Details of the parents and subsidiaries are as follows:

Related Party	Relationship
Woongjin Holdings Co., Ltd.	Parent Company
SunPower[1]	Shareholder
Woongjin Coway Co., Ltd.	Associate
Woongjin Happyall Co., Ltd.	Associate
Woongjin Foods Co., Ltd.	Associate
Kukdong Engineering & Construction Co., Ltd.	Associate
Woongjin Thinkbig Co., Ltd.	Associate
Woongjin Passone Co., Ltd.	Associate
Rexfield Country Club	Associate
Booxen Co., Ltd.	Associate
Woongjin Polysilicon Co., Ltd.	Associate

1 SunPower represents SunPower Corporation in the U.S.A., a shareholder of the Company, and its subsidiaries.

Significant transactions, which occurred in the normal course of business between the Company and its related parties in 2010 and 2009 are as follows:

	Sales
	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)
Woongjin Holdings Co., Ltd.	₩	—	₩	—	$—
SunPower		121,484,755		113,383,024	106,669
Others (*)		1,185,518		14,151	1,041
	₩	122,670,273	₩	113,397,175	$107,710

	Purchases
	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)
Woongjin Holdings Co., Ltd.	₩	8,740,126	₩	3,040,057	$7,674
SunPower		—		376,633	—
Others (*)		63,731,341		4,101,168	55,959
	₩	72,471,467	₩	7,517,858	$63,633

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Significant balances with related parties as of December 31, 2010 and 2009, are summarized as follows:

	Receivables					Payables
	Thousands of Korean won				Thousands of U.S. Dollars	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)	2010 (unaudited)		2009		2010 (unaudited)

Woongjin Holdings Co., Ltd.	₩	—	₩	8,881	$—	₩	1,989,587	₩	291,058	$1,747
SunPower		43,262,955		48,656,177	37,987		20,975,281		19,333,440	18,417
Others		351,726		—	309		249,137		1,390,031	219
	₩	43,614,721	₩	48,665,058	$38,296	₩	23,214,005	₩	21,014,529	$20,383

The Company recorded salaries of ₩ 947,748 thousand, provision for severance benefits of ₩ 330,486 thousand and stock-based compensation expense of ₩ 79,581 thousand for key management who have authority and responsibility over the Company's plans and operations.
18.     Earnings Per Share

	Korean won		U.S. Dollar
		2010 (unaudited)	2010 (unaudited)
Net income attributable to common stock	₩	47,380,875,640	$41,602,314
Weighted average number of common stock outstanding ¹		54,386,301 shares	54,386,301 shares
Basic earnings per share	₩	871	$0.76

¹Weighted average number of common stock as of December 31, 2010, is as follows:

	Issued shares	weighted	Weighted average number of common stock outstanding
January 1, 2010	46,120,000	175	22,112,329
Issuance of new stock	62,000,000	190	32,273,972
Total		365	54,386,301

	2010 (unaudited)
		Korean won	U.S. Dollar
Diluted earnings per share
Net income available for common stock after adjustment	₩	47,460,457,044	$41,672,190
Weighted-average number of shares of common stock outstanding after adjustment		54,683,435	54,683,435
Diluted earnings per share	₩	868	$0.76

In 2009, the diluted earnings per share was identical to the basic earnings per share.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

19.     Supplementary Information for Computation of Value Added

The accounts and amounts, included in manufacturing costs, and selling and administrative expenses, needed for the computation of value added for the years ended December 31, 2010 and 2009, are as follows:

	Thousands of Korean won
	Manufacturing Costs				Selling and Administrative Expenses
	2010 (unaudited)		2009		2010 (unaudited)		2009

Wages and Salaries	₩	8,002,960	₩	5,598,897	₩	2,070,017	₩	1,361,133
Severance Benefits		506,741		492,051		194,056		183,728
Employee Benefits		726,538		413,429		1,539,241		827,803
Depreciation		14,733,813		11,855,883		233,747		579,008
Amortization		150,319		150,156		40,584		29,976
Taxes and Dues		867		1,663		436,334		145,581
	₩	24,121,238	₩	18,512,079	₩	4,513,979	₩	3,127,229

	Thousands of U.S. Dollars
	Manufacturing Costs	Selling and Administrative Expenses
	2010 (unaudited)	2010 (unaudited)
Wages and Salaries	$7,027	$1,818
Severance Benefits	445	170
Employee Benefits	638	1,352
Depreciation	12,937	205
Amortization	132	36
Taxes and Dues	1	383
	$21,180	$3,964

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

20.     Assets and Liabilities Denominated in Foreign Currencies

As of December 31, 2010 and 2009, assets and liabilities denominated in foreign currencies are as follows:

		2010 (unaudited)			2009
		Foreign Currency		Korean Won Equivalent (in thousands)	Foreign Currency		Korean Won Equivalent (in thousands)
Assets
Cash and cash equivalents	USD	8,827,840	₩	10,054,027	USD	888,191	₩	1,037,052
	JPY	1,958,637		27,364		—		—
Accounts receivable	USD	19,932,735		22,701,392	USD	16,459,382		19,217,974
Other receivables	USD	14,082,137		16,038,146	USD	13,253,632		15,474,941
Liabilities
Short-term borrowings	USD	12,988,100		14,792,147		—		—
	JPY	336,130,000		4,696,005		—		—
Accounts payable	USD	3,197,011		3,641,076	USD	562,117		656,328
	JPY	121,324,753		1,695,004	JPY	10,396,500		131,308
Other payables	USD	18,498,724		21,068,197	USD	16,484,007		19,246,727
	JPY	10,170,750		142,094	JPY	4,150,000		52,414
	CHF	1,890,000		2,302,039		—		—

Gain on foreign currency translation for the years ended December 31, 2010 and 2009, amounted to ₩15 million and ₩13 million, respectively, while losses on foreign currency translation for the years ended December 31, 2010 and 2009, amounted to ₩369 million and ₩64 million respectively.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

21.     Selling and Administrative Expenses

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Salaries	₩	2,070,017	₩	1,361,133	$1,818
Severance benefits		194,056		183,728	170
Other salaries		—		1,728	—
Stock-based compensation expenses		97,725		1,587,136	86
Employee benefits		1,539,241		827,803	1,352
Travel		158,702		80,841	139
Communication		30,033		19,887	26
Printing		7,131		7,226	6
Training expenses		218,533		104,148	192
Supplies		244,825		31,754	215
Taxes and dues		436,334		145,581	383
Lease payment		25,568		17,706	22
Commission		1,476,451		863,161	1,296
Service fees		817,876		883,782	718
Vehicle maintenance expenses		84,767		67,921	74
Insurance expenses		137,883		44,531	121
Entertainment		36,382		17,589	32
Sample expenses		103,171		22,782	91
Advertising		839,651		550,010	737
Transportation		107,002		14,617	95
Depreciation		233,747		239,929	205
Amortization		40,584		29,976	36
Development expenses		—		667,941	—
Bad debt expenses		5,633		84,992	5
Others		—		18	—
	₩	8,905,312	₩	7,855,920	$7,819

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

22.     Supplementary Cash Flow Information

Significant transactions not affecting cash flows are as follows:

	Thousands of Korean won				Thousands of U.S. Dollars
	2010 (unaudited)		2009		2010 (unaudited)

Reclassification of current maturities of long-term borrowings	₩	18,831,184	₩	10,312,500	$16,535
Reclassification of construction in progress		4420410		4386569	3,881
Increase of other payables related to the acquisition of machinery		10,264,294		—	9,012

23.     Three-Month Period Information

Financial information for the three-month period ended December 31, 2010, is as follows:

	Three-Month Period Ended December 31, 2010 (unaudited)
	Thousands of Korean won		Thousands of U.S. Dollars
Sales	₩	55,377,786	$48,624
Operating income		14,299,946	$12,556
Net income		15,210,904	$13,356
Basic earnings per share (in Korean won)		245

24.     Approval of Financial Statements

The financial statements as of and for the year ended December 31, 2010, were approved by the Board of Directors on February 25, 2011.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

25.     Adoption of Korean International Financial Reporting Standards (“K-IFRS”)

Current Status of Preparation and Progress of Korean International Financial Reporting Standards (“K-IFRS”) Adoption

The Company is required to prepare its financial statements in accordance with the Korean International Financial Reporting Standards (K-IFRS) starting 2011, based on the roadmap on the adoption of International Financial Reporting Standards announced in March 2007. In this regard, the Company organized a task force for its K-IFRS adoption in May 2009 and has appointed external consultants to help in the adoption, and provides trainings to its employees. The Company reports the current status of preparation and progress to the board of directors and management.

In 2009, during the first phase, the Company engaged an external advisory firm and completed an analysis on the significant differences between K-IFRS and current Korean Financial Accounting Standards. During the second phase, the Company determined the accounting policies where significant differences had been identified. During the third phase, the Company prepared its financial statements under the K-IFRS after the conversion date.

Significant differences between the accounting policies adopted by the Company under K-IFRS and those under the current Korean generally accepted accounting principles (K-GAAP) are enumerated below. The following may not include all the differences and the effects of the adoption may change after subsequent analysis of any amendment of the standards in the future:

	K-GAAP	K-IFRS
Accrued severance benefits
Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors with at least one year of service were to terminate their employment as of the date of statement of financial position.
Present value of the estimated severance benefits, discounted and determined using Projected Unit Credit Method, shall be accrued as severance benefits liabilities.

Accumulating compensated absences	Expenses are recognized when a cash payment is determined.	Expenses are recognized when an employee has provided service.

Deferred tax
Deferred tax assets (liabilities) shall be classified as
current or non-current assets (liabilities) depending
on the nature of the associated assets (liabilities), otherwise estimated timing of reversal.
Deferred tax assets and liabilities are presented as non-current assets and liabilities.

26.     Summary of Certain Significant Differences Between Korean GAAP and Accounting Principles Generally Accepted in The United States of America (“U.S. GAAP”)

The accompanying non-consolidated financial statements of the Company have been prepared in conformity with Korean GAAP, which differs from U.S. GAAP in certain significant respects. Such differences are discussed below and address only those differences related to the non-consolidated financial statements. In addition, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Information relating to the nature of such differences is presented below.

a.    Foreign Currency Translation

Under U.S. GAAP, an entity's functional currency is defined as the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. FASB Codification 830 “Foreign Currency Matters” provides guidance on the determination of a reporting entity's functional currency. It also states that, if an entity's books of record are not maintained in its functional currency, re-measurement into the functional currency is required before translation into the reporting currency.

Under Korean GAAP, the concept of a functional currency did not exist until the release of revision of Korea Financial Accounting Standards Article 68 “Translation of Assets and Liabilities Denominated in Foreign Currencies” which is effective starting December 31, 2010. While early adoption of this revision is permitted from the financial period including December 31, 2008, the Company has not applied it for the financial statements presented herein. As such, Korean won is used as the base currency for the measurement and presentation as described in Note 2.

b.     Correction of Errors

Under U.S. GAAP, any error in the financial statements of a prior period discovered after the financial statements are issued or are available to be issued shall be reported as an error correction, by restating the prior-period financial statements. Such restatement requires all of the following:

a. The cumulative effect of the error on periods prior to those presented shall be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented.

b. An offsetting adjustment, if any, shall be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period.

c. Financial statements for each individual prior period presented shall be adjusted to reflect correction of the period-specific effects of the error.

Under Korean GAAP, only the correction of fundamental errors is required the restatement of the prior period figures. Corrections of errors other than fundamental errors are included in the profit or loss for the current period.

c.     Accrued Severance Benefits

Under the Korean labor law, employees and directors with more than one year of service are entitled to receive a lump-sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the length of service and rate of pay at the time of termination. Under Korean GAAP, the full amount of accrued severance benefit as of the end of the reporting period should be provided for. Severance expense is calculated based on the net change in the accrued severance benefit liability assuming the termination of all eligible employees as of the beginning and end of the accounting period. Accrued severance benefits funded outside the company are presented as a deduction from accrued retirement and severance benefit liability.

U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair market value of plan assets. U.S. GAAP also requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. Also, U.S. GAAP requires certain additional disclosures not required under Korean GAAP.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

Under U.S. GAAP, for employee benefit plans with the characteristics of the Korean plans, if the vested benefits obligation is larger than the present value of the projected benefit obligation, a company may record a pension liability equal to the vested benefit obligation at the balance sheet date. Under these circumstances, the periodic pension expense is equal to the change in the vested benefits obligation during the year and there is no significant difference between Korean GAAP and U.S. GAAP.

d.     Accounting for Income Tax

Under Korean GAAP, deferred income taxes for anticipated future tax consequences result from temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry-forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to be reversed. Deferred income tax assets are recognized to the extent that it is almost certain that such deferred income tax assets will be realized.

U.S. GAAP requires the recognition of deferred income taxes for all temporary differences between the carrying value of assets and liabilities for financial statement purposes, and their respective tax bases. Deferred tax assets are reduced by a valuation allowance if, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Additional payments or reversals of previously provided liabilities arising from finalization of income tax returns, filing amended tax returns or examinations of prior year tax returns by tax authorities are normally reported as part of the current tax charge.

Under U.S. GAAP, for fiscal years beginning after December 15, 2006, an uncertain tax position must be recognized when it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The uncertain tax position, which can be recognized, is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

e.     Derivatives

Under Korean GAAP, derivative financial instruments, regardless of whether they are entered into for trading or hedging purposes, are valued at fair value. Derivative contracts not meeting the requirements for hedge accounting treatment are classified as trading contracts with the changes in fair value included in current operations. For the derivative contracts qualifying for cash flow hedge accounting treatment, the effective portion of the hedge instrument is recorded as capital adjustments and later transfers out of equity when either:

•results in a recognized asset or liability, in which case the amount accumulated in equity is recognized as an adjustment to the carrying amount of that asset or liability; or

•otherwise impacts the statement of income.

Under Korean GAAP, a fair value hedge is used to hedge changes in the fair value of a recognized asset or liability, or firm commitment. The hedging instrument is stated at fair value with changes therein flowing through the statement of income as other income or expenses in current operations. Under Korean GAAP, the definition of an embedded derivative is broadly defined without detailed guidance.

Under U.S. GAAP, an entity is required to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in fair value of a recognized asset or liability or an unrecognized firm commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of the foreign currency exposure of a net investment in foreign operations, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
Years Ended December 31, 2010 (unaudited) and 2009

For a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative designated as hedging the foreign currency exposure of a net investment in foreign operations, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. The accounting for a fair value hedge applies to a derivative designated as a hedge of foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

Under U.S. GAAP, there are strict requirements to apply hedge accounting and there are detailed rules for derivative accounting. In general, the accounting for derivatives under Korean GAAP is conceptually similar to that under U.S. GAAP; however, there could be certain significant differences in application. In addition, U.S. GAAP also defines the concept of an embedded derivative, which may need to be recognized and accounted for separately.

f.     Government Grants

Korean GAAP provides specific guidance on the account treatments of government grants which are not obliged to repayments. Such government grants are distinguished between ones to be used for acquisition of specific assets and the others which are related to income. Until the acquisition of related asset, government grants received for asset acquisition are presented in the statement of financial position either by deducting cash (i.e. contra-cash) or deducting the temporary investments operated with the grants. When the acquisition of related asset is completed, the grants are deducted in arriving at the carrying amount of the asset.

Government grants related to income are recorded on the current period's income statement only to the extent that specific conditions for the use of the grants, if any, have been met; otherwise are recorded as deferred income.

Under U.S GAAP, if conditions are attached to the grant, recognition of the grants is delayed until such conditions have been fulfilled. Contributions of long-lived assets or for the purchase of long-lived assets are to be credited to income over the expected useful life of the asset for which the grant was received.